EXHIBIT 5.1

November 4, 2013

Niska Gas Storage Partners LLC
1001 Fannin Street, Suite 2500
Houston, Texas 77002

Ladies and Gentlemen:

We have acted as counsel to Niska Gas Storage Partners LLC, a Delaware limited liability company (the “Company”), with respect to certain legal matters in connection with (i) the proposed issuance and sale from time to time by the Company of common units representing limited liability company interests in the Company having an aggregate offering price of up to $75,000,000 (the “Units”), pursuant to an Equity Distribution Agreement dated as of November 4, 2013 (the “Distribution Agreement”), by and among the Company and Citigroup Global Markets Inc. (the “Manager”) and (ii) the preparation of a Prospectus Supplement dated November 4, 2013 (the “Prospectus Supplement”) and the Prospectus dated November 8, 2011 (the “Base Prospectus”) forming part of the Registration Statement on Form S-3 (No. 333-174988) (the “Registration Statement”). The Prospectus Supplement has been filed pursuant to Rule 424(b) promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

In rendering the opinions set forth below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, including the Base Prospectus, (ii) the Prospectus Supplement, (iii) the Company’s Second Amended and Restated Operating Agreement, as further amended (the “Operating Agreement”), (iv) the Distribution Agreement, (v) the resolutions of the Board of Directors and the Finance Committee of the Company and (vi) such other certificates, statutes and other instruments and documents as we consider appropriate for purposes of the opinions hereafter expressed.

In rendering the opinion set forth below, we have assumed that all Units will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Prospectus Supplement, the Base Prospectus and the Distribution Agreement.

In connection with rendering the opinions set forth below, we have assumed that (i) all information contained in all documents reviewed by us is true and correct, (ii) all signatures on all documents examined by us are genuine, (iii) all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents, and (iv) the Distribution Agreement has been duly authorized, executed and delivered by the Manager and constitutes a legal, valid and binding obligation of the Manager, and that the Manager has the requisite organizational and legal power and authority to perform its obligations under the Distribution Agreement.

Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that when the Units have been issued and delivered in accordance with the terms of the Distribution Agreement and upon payment of the consideration therefor provided for therein, then the Units will be validly issued, fully paid and non-assessable, except as described in the Prospectus.

The foregoing opinion is limited to the federal laws of the United States of America, the Constitution of the State of Delaware and the Delaware Limited Liability Company Act, each as interpreted by the courts of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Current Report on Form 8-K of the Company dated on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to our Firm under the heading “Legal Matters” in the Prospectus Supplement and the Base Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission issued thereunder.

Very truly yours,

/s/ VINSON & ELKINS L.L.P.

Vinson & Elkins L.L.P.

Vinson & Elkins LLP Attorneys at Law Abu Dhabi Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Palo Alto Riyadh Shanghai Tokyo Washington	First City Tower, 1001 Fannin Street, Suite 2500 Houston, TX 77002-6760 Tel +1.713.758.2222 Fax +1.713.758.2346 www.velaw.com